PIMCO Equity Series

Supplement Dated March 2, 2016 to the
RealPath(tm) Blend Funds Prospectus, dated October 31, 2015, as supplemented from time to time (the Prospectus) Disclosure Related to PIMCO RealPath(tm) Blend Income Fund, PIMCO RealPath(tm) Blend 2020 Fund, PIMCO RealPath(tm) Blend 2025 Fund, PIMCO RealPath(tm) Blend 2030 Fund, PIMCO RealPath(tm) Blend 2035 Fund, PIMCO RealPath(tm) Blend 2040 Fund, PIMCO RealPath(tm) Blend 2045 Fund, PIMCO RealPath(tm) Blend 2050 Fund and PIMCO RealPath(tm) Blend 2055 Fund (each, a Fund and collectively, the Funds)

IMPORTANT NOTICE REGARDING CHANGES IN THE FUNDS

ALLOCATION GLIDE PATH AND OTHER MATTERS
Effective June 30, 2016, the sixth paragraph of the Principal Investment Strategies section for the PIMCO RealPath(tm)
Blend Income Fund and the seventh paragraph of the Principal Investment Strategies section for the PIMCO RealPath(tm) Blend 2020 Fund, PIMCO RealPath(tm) Blend 2025 Fund, PIMCO RealPath(tm) Blend 2030 Fund, PIMCO RealPath(tm) Blend 2035 Fund, PIMCO RealPath(tm) Blend 2040 Fund, PIMCO RealPath(tm) Blend 2045 Fund, PIMCO RealPath(tm) Blend 2050 Fund and
PIMCO RealPath(tm) Blend 2055  Fund in each Funds Fund
Summary in the Prospectus is deleted in its entirety and replaced with the following:

As part of its investment process PIMCO expects to seek to reduce exposure to certain risks by implementing various hedging transactions. These hedging transactions seek to reduce a Funds exposure to certain severe, unanticipated
market events that could significantly detract from returns.
PIMCO intends to utilize these hedging	transactions once the
Fund is within 10 years of the target retirement date or at such other times as deemed appropriate by PIMCO. However, there can be no assurance that the Funds hedging transactions will be effective.

Investors Should Retain This Supplement for Future Reference